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                                                                       EXHIBIT 5

            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP



                                April 28, 1997



Credit Management Solutions, Inc.
5950 Symphony Woods Road
Columbia, Maryland 21044


        Re:  Registration Statement for Offering of an
             Aggregate of 3,000,500 Shares of Common Stock


Ladies and Gentlemen:

        We refer to your registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 244,950 shares of the Common Stock of Credit Management Solutions, Inc. (the "Company") under the Company's 1996 Employee Stock Purchase Plan currently held by certain selling stockholders (the "Selling Stockholders"), and (iii) 2,750,000 shares of Common Stock under the 1996 Non-Qualified Stock Option Plan (the "Option Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Purchase Plan and Option Plan and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Brobeck, Phleger & Harrison LLP

                                        BROBECK, PHLEGER & HARRISON LLP